Exhibit 99.1

Information Analysis Inc Releases First Quarter 2021 Results

Revenues Improve 65.9%; Diluted EPS of $0.02

Key Acquisition of Tellenger, Inc. Completed Subsequent to Quarter End

FAIRFAX, VA, May 14, 2021 – Information Analysis Incorporated (OTCQB: IAIC) today reported its results for the first quarter ended March 31, 2021.

For the first quarter ended March 31, 2021, revenues were $3,419,580, an increase of 65.9%, over prior period revenues of $2,061,756. Net income was $270,815 in the first quarter of 2021 versus a net loss of ($126,339) for the comparable period in 2020, an improvement of $397,154. Basic and diluted earnings per share were $0.02 for the first quarter of 2021, versus basic and diluted net loss per share of ($0.01) in the prior year period.

“After ending 2020 on a high note, we have continued that momentum with our first quarter results. We reported substantial revenue growth, driven by several projects in our Professional Services business, which enabled us to deliver another profitable quarter.” said Stan Reese, IAI’s CEO. As pleased as I am with our first quarter results, I also know this is just the start. In early April, we announced the acquisition of Tellenger, Inc. This strategic acquisition significantly expands our cybersecurity, cloud, and data analytics capabilities. Tellenger works with both government agencies and private sector clients and is a great fit with our strategy moving forward. Since closing the acquisition, we have been focused on driving top-line synergies among both of our customer bases.”

Mr. Reese continued, “We have also added to our Board of Directors, with Jack Johnson joining us during the first quarter and Donald Tringali coming on last week. Jack and Don lend significant experience and acumen to our board and I expect them to be valuable resources as we continue to pursue our growth plan.”

About Information Analysis Incorporated

Information Analysis Incorporated (www.infoa.com), headquartered in Fairfax, Virginia, is an information technology product and services company. The Company is a software conversion specialist, modernizing legacy systems and securely extending their reach to the cloud and more modern platforms.

Additional information for investors

This release may contain forward-looking statements regarding the Company's business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. Investors should read and understand the risk factors detailed in the Company's 10-K for the fiscal year ended December 31, 2020 and in other filings with the Securities and Exchange Commission.

For additional information contact:

Jeremy Hellman, CFA

Vice President

The Equity Group

(212) 836-9626

Matt Sands, CFO

msands@infoa.com

(703) 293-7925

Information Analysis Incorporated

Statements of Operations

(unaudited)

	For the three months ended March 31,

	2021	2020
Revenues
Professional fees	$2,439,259	$844,403
Software sales	980,321	1,217,353
Total revenues	3,419,580	2,061,756

Cost of revenues
Cost of professional fees	1,467,699	579,631
Cost of software sales	932,231	1,203,298
Total cost of revenues	2,399,930	1,782,929

Gross profit	1,019,650	278,827

Selling, general, and administrative expenses	545,663	340,813
Commissions expense	134,587	65,621
Acquisition costs	70,530	-

Income (loss) from operations	268,870	(127,607)

Other income, net	1,945	1,268

Income (loss) before provision for income taxes	270,815	(126,339)

Net income (loss)	$270,815	$(126,339)

Net income (loss) per common share – basic	$0.02	$(0.01)

Net income (loss) per common share – diluted	$0.02	$(0.01)

Weighted average common shares outstanding
Basic	11,282,671	11,211,760
Diluted	12,286,216	11,211,760

Information Analysis Incorporated

Balance Sheets

	March 31, 2021	December 31, 2020
	(Unaudited)	(Audited)

ASSETS:
Current assets
Cash and cash equivalents	$3,015,943	$1,858,160
Accounts receivable	1,185,963	1,442,231
Prepaid expenses and other current assets	106,294	142,770
Total current assets	4,308,200	3,443,161

Contract assets – non-current	342,631	210,688
Right-of-use operating lease asset	25,911	51,405
Property and equipment, net of accumulated depreciation and amortization of $317,703 and $312,320	61,395	62,166
Other assets	-	6,281
Total assets	$4,738,137	$3,773,701

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$192,213	$103,646
Revolving line of credit	500,000	-
Contract liabilities	455,496	946,884
Accrued payroll and related liabilities	421,183	375,168
Commissions payable	276,794	181,626
Notes payable – current	149,001	93,009
Operating lease liability – current	18,363	45,595
Other accrued liabilities	8,047	54,274
Interest payable	4,583	3,125
Total current liabilities	2,025,680	1,803,327

Note payable – non-current	300,999	356,991
Total liabilities	2,326,679	2,160,318

Stockholders’ equity
Common stock, $0.01 par value, 30,000,000 shares authorized, 13,260,042 and 12,904,376 shares issued, 11,617,426 and 11,261,760 shares outstanding as of March 31, 2021, and December 31, 2020 respectively	132,599	129,043
Additional paid-in capital	15,243,769	14,720,065
Accumulated deficit	(12,034,699)	(12,305,514)
Treasury stock, 1,642,616 shares at cost as of March 31, 2021, and December 31, 2020	(930,211)	(930,211)
Total stockholders’ equity	2,411,458	1,613,383

Total liabilities and stockholders’ equity	$4,738,137	$3,773,701